05-4411

RESEARCH AGREEMENT

THIS AGREEMENT effective this 3rd day of September 2005, by and between Pipex, Inc. (hereinafter "Sponsor") and the REGENTS OF THE UNIVERSITY OF MICHIGAN, a non-profit educational institution (or its agent) of the State of Michigan (hereinafter "University").

WHEREAS, the research program contemplated by this Agreement is of mutual interest and benefit to University and to Sponsor, will further the instructional and research objectives of University in a manner consistent with its status as a non-profit, tax-exempt, educational institution, and may derive benefits for both Sponsor and University through inventions, improvements, or discoveries;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto agree to the following:

ARTICLE 1 - DEFINITIONS

As used herein, the following terms shall have the following meanings:

1.1 "Project" shall mean the description of the project as described in DRDA number 05-4411 under the direction of Dr. George J. Brewer as Project Director entitled *"Anti-fibrotic and anti-inflammatory studies of ammonium tetrathiomolybdate"*.

1.2 "Contract Period" is September, 2005 through August, 2008, unless earlier terminated pursuant to this Agreement.

1.3 "University Intellectual Property" shall mean individually and collectively all inventions, improvements or discoveries which are conceived or made by one or more employees of University in performance of the Project during Contract Period.

ARTICLE 2 - RESEARCH WORK

2.1 University shall use reasonable efforts to perform such Project substantially in accordance with the terms and conditions of this Agreement.

2.2 In the event that the Project Director becomes unable or unwilling to continue Project, University or Sponsor shall have the option to terminate said Project on thirty days written notice.

ARTICLE 3 - REPORTS AND CONFERENCES

3.1 Written progress reports shall be provided by University to Sponsor periodically and a final report shall be submitted by University at the conclusion of the Contract Period.

3.2 During the term of this Agreement, representatives of University may meet with representatives of Sponsor at times and places mutually agreed upon to discuss the progress and results as well as ongoing plans, or changes therein, of Project to be performed hereunder.

ARTICLE 4 - COSTS, BILLINGS, AND OTHER SUPPORT

4.1 It is agreed that total costs to Sponsor hereunder shall not exceed the sum of one million three hundred seventy-eight thousand five hundred dollars ($1,378,500), payable monthly over the term of this agreement. Payment shall be made by Sponsor within thirty days of receipt of monthly invoices for actual charges incurred.

4.2 Sponsor shall retain title to any equipment purchased with funds provided by Sponsor under this Agreement.

4.3 In the event of early termination of this Agreement by Sponsor pursuant to this Agreement, Sponsor shall pay all costs accrued by University as of the date of termination, including non-cancelable obligations and fellowships or postdoctoral associate appointments

called for in Project, incurred prior to the effective date of termination. After termination, any obligation of Sponsor for fellowships or postdoctoral associates shall end no later than the end of University's academic year during which termination occurs.

ARTICLE 5 - PUBLICITY

5.1 Sponsor will not use the name of University, nor of any member of University's Project staff, in any advertising, promotional activity or news release without the prior written approval of an authorized representative of University. University will not use the name of Sponsor, nor any employee of Sponsor, in any advertising, promotional activity or news release without the prior written approval of Sponsor. This shall not be construed to prevent the University from disclosing the existence of this Agreement, the identity of the parties, and the nature and scope of the research.

ARTICLE 6 - CONFIDENTIALITY

6.1 The University shall use that care which it uses to protect its own confidential information not to disclose to any third party any information or data provided by Sponsor to University in connection with the project and the Protocol which is marked by Sponsor as confidential or with a similar legend, or which is reduced to writing within 30 days after disclosure and designated as confidential ("Confidential Information"). Such confidentiality obligation shall be observed during the performance of the Project and for a period of five (5) years following the date of disclosure of said Confidential Information. Confidential Information shall be returned to Sponsor to the extent possible upon completion by University of its obligations under this agreement or upon demand.

6.2 The obligation to protect Sponsor's Confidential Information shall not apply to any information that is (1) already in the possession of, or is independently developed by, University as evidenced by written record, (2) is or becomes publicly available other than through breach of University's confidentiality obligations, (3) is received by University from a third party without either knowledge of origination in sponsor or obligation of confidence, (4) is released for disclosure by Sponsor with its written consent, or (5) is required to be disclosed by law, regulation or court order.

ARTICLE 7 - PUBLICATIONS

7.1 Sponsor recognizes that under University policy, the results of University Project must be publishable and agrees that researchers engaged in Project shall be permitted to present at symposia, national, or regional professional meetings, and to publish in journals, theses or dissertations, or otherwise of their own choosing, methods and results of Project, provided, however, that Sponsor shall have been furnished copies of any proposed publication or presentation at least ninety (90) days in advance of the submission of such proposed publication or presentation to a journal, editor, or other third party. Sponsor shall have sixty (60) days after receipt of said copies, to object to such proposed presentation or proposed publication because there is patentable subject matter which needs protection. In the event that Sponsor makes such objection, said researcher(s) shall refrain from making such publication or presentation for a maximum of ninety (90) days from date of receipt of such objection in order for University to file patent application(s) with the United States Patent and Trademark Office or foreign patent office(s) directed to the patentable subject matter contained in the proposed publication or presentation.

ARTICLE 8 - INTELLECTUAL PROPERTY

8.1 All rights and title to University Intellectual Property under Project shall belong to University and shall be subject to the terms and conditions of this Agreement.

8.2 Rights to inventions, improvements and discoveries, whether or not patentable or copyrightable, relating to Project made solely by employees of Sponsor shall belong to Sponsor. Such inventions, improvements, and discoveries shall not be subject to the terms and conditions of this Agreement.

8.3 University will promptly notify Sponsor of any University Intellectual Property. If Sponsor directs or University determines that a patent application or application for other

intellectual property protection should be filed, University shall promptly prepare, file and prosecute such U. S. and foreign application in University's name. If Sponsor directs University to file a patent application hereunder or desires to maintain its right to exercise either option (a) or (b) of Section 8.2, below, Sponsor shall bear all costs incurred in connection with such preparation, filing, prosecution and maintenance of U. S. and foreign application(s). Sponsor shall cooperate with University to assure that such application(s) will cover, to the best of Sponsor's knowledge, all items of commercial interest and importance. While University shall be responsible for making decisions regarding scope and content of application(s) to be filed and prosecution thereof, Sponsor shall be given an opportunity to review and provide input thereto. University shall inform Sponsor of all developments with respect to such application(s) and shall promptly supply to Sponsor copies of all papers received and filed in connection with the prosecution thereof in sufficient time for Sponsor to comment thereon.

8 .4 If Sponsor elects not to exercise its option as described below or decides to discontinue the financial support of the prosecution or maintenance of the protection, University shall be free to file or continue prosecution or maintain any such application(s), and to maintain any protection issuing thereon in the U. S. and in any foreign country at University's sole expense.

ARTICLE 9 - GRANT OF RIGHTS

9.1 University hereby grants Sponsor a royalty-free, non-exclusive license to use University Intellectual Property within its own organization for any noncommercial purpose.

9.2 University hereby grants the first option, at Sponsor's sole selection, for either (a) a non-exclusive, royalty-bearing license to use University Intellectual Property for any purpose except sublicensing, or (b) an exclusive royalty-bearing license with a right to sublicense. Terms and conditions of these licenses are to be negotiated in good faith and agreed upon between University and Sponsor. Provided the Sponsor has participated in bearing patent expenses as described in Section 8.3, above, this option shall extend for a period of sixty days from the termination date of this Agreement.

9.3 In the event that Sponsor acquires an exclusive license or right under this Agreement, Sponsor hereby grants to University the right to continue to use University Intellectual Property for any noncommercial purpose.

ARTICLE 10 - TERM AND TERMINATION

10.1 This Agreement shall become effective upon the date first written above and shall continue in effect for the full duration of the Contract Period. The parties hereto may, however, extend the term of this Agreement for additional periods as desired under mutually agreeable terms and conditions which the parties reduce to writing and sign. Either party may terminate this agreement upon ninety days prior written notice to the other.

10.2 In the event that either party commits any breach of or default in any of the terms or conditions of this Agreement, and fails to remedy such default or breach within ninety days after receipt of written notice thereof from the other party, the party giving notice may, at its option and in addition to any other remedies which it may have at law or in equity, terminate this Agreement by sending notice of termination in writing to the other party. Such termination shall be effective as of the date of the receipt of such notice.

10.3 No termination of this Agreement, however effectuated, shall release the parties from their rights and obligations accrued prior to the effective date of termination.

ARTICLE 11- INDEPENDENT CONTRACTOR

11.1 University shall be deemed to be and shall be an independent contractor and as such University shall not be entitled to any benefits applicable to employees of Sponsor.

11.2 Neither party is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty or representation as to any matter. Neither shall be bound by the acts or conduct of the other.

ARTICLE 12 - INSURANCE AND INDEMNIFICATION

12.1 University warrants and represents that University has adequate liability insurance, such protection being applicable to officers, employees, and agents while acting within the scope of their employment by University. University has no liability insurance policy as such that can extend protection to any other person.

12.2 Each party hereby assumes any and all risks of personal injury and property damage attributable to the negligent acts or omissions of that party and the officers, employees, and agents thereof.

12.3 Sponsor understands that the University is an educational institution created under Article 8, Section 5 of the Michigan Constitution and operated pursuant to authority conferred by the State of Michigan. As a state institution the University is prohibited from lending the credit of the state pursuant to Article 9 of the Michigan Constitution. Sponsor acknowledges that this Agreement does not confer upon Sponsor any right of claim of indemnification by the University, either express or implied.

ARTICLE 13 - GOVERNING LAW

13.1 This Agreement shall be governed and construed in accordance with the laws of the State of Michigan.

ARTICLE 14 - ASSIGNMENT

14.1 This Agreement shall not be assigned by either party without the prior written consent of the parties hereto, except either party may assign its rights under this Agreement to a purchaser of all or substantially all of Sponsor's business.

14.2 This Agreement is assignable to any division of Sponsor, any majority stockholder of Sponsor, or any subsidiary of Sponsor in which fifty-one percent of the outstanding stock is owned by Sponsor.

ARTICLE 15 - AGREEMENT MODIFICATION

15.1 Any agreement to change the terms of this Agreement in any way shall be valid only if the change is made in writing and approved by mutual agreement of authorized representatives of the parties hereto.

ARTICLE 16 - NOTICES

16.1 Notices hereunder shall be deemed made if given by registered or certified mail, postage prepaid, and addressed to the party to receive such notice at the address given below, or such other address as may hereafter be designated by notice in writing:

If to Sponsor:

Pipex, Inc.
3985 Research Park Drive
Suite 4
Ann Arbor, MI 48108

If to University: University of Michigan

Division of Research Development
and Administration
3003 South State Street
Ann Arbor, MI 48109-1274
Attn: Suzanne M. Hermes

AGREED TO:

PIPEX, INC.

By_______________

Steve H. Kanzer

Chairman, President & Chief Executive Officer

THE REGENTS OF THE
UNIVERSITY OF MICHIGAN

By_______________

Typed Name___ Timothy P. Slottow,

Executive Vice President &
Chief Financial Officer

Title_______